Exhibit 99.2

Date:	September 24, 2008

To:	Mr. Gary Hart

From:	John Dow
RE:  Relocation and Apartment Allowance in Connection with Employment Agreement
Dear Gary,
This letter confirms the parameters of a Relocation and Apartment Allowance for you and your family (“Executive”) in connection with the Employment Agreement between you and FirstFlight, Inc. (the “Company”).
Relocation Allowance
The Company hereby agrees to reimburse actual expenses associated with your relocation up to an amount of $10,000 upon delivery of a receipt or other appropriate documentation. With approval, payments may be made directly to an applicable vendor. The Company will pay all reasonable relocation and transportation costs including any realtor commissions and closing costs paid on the sale of Executives’ current primary residence. At such point in time the Executive relocates, the Executive will no longer receive an apartment allowance.
Apartment Allowance
Separate from the Relocation Allowance, the Company hereby agrees to reimburse expenses associated with any necessary rental of an apartment during the course of such relocation. This Apartment Allowance shall not exceed $1,200 and shall continue for a maximum period of one month from the effective date of the Employment Agreement.
Gary, on behalf of the entire organization, we are eager to begin our journey together and look forward to the many contributions we know will result from your involvement with the Company.

On Behalf of:	Agreed and Accepted

FirstFlight, Inc.

/s/ John Dow John Dow President & CEO	/s/ Gary Hart Gary Hart